Exhibit 99.1

PRESS RELEASE

GE HEALTHCARE COMPLETES ACQUISITION OF VITAL SIGNS,
INC., EXPANDING GE’S MONITORING, ANESTHESIA AND
RESPIRATORY CARE OFFERINGS

CHALFONT ST. GILES, England & TOTOWA, N.J.--30 October 2008--GE Healthcare, a unit of General Electric Company (NYSE:GE) announced today the completion of the acquisition of Vital Signs (NASDAQ:VITL).

          Vital Signs is a global provider of medical products applicable to a wide range of care areas such as anesthesia, respiratory, sleep therapy and emergency medicine. Vital Signs has a broad product offering of innovative single-patient use products which offer significant cost advantages and improved patient care features, including reducing the likelihood of transmitting infections from one patient to another. Vital Signs will become part of GE Healthcare’s Clinical Systems business, a world-class provider of advanced technologies for patient monitoring, anesthesia delivery and acute respiratory care. The strong strategic fit between the two businesses will offer substantial customer benefits through complementary product and service offerings.

          Omar Ishrak, President and CEO of GE Healthcare’s Clinical Systems business commented, “We believe that combining the skills and knowledge of the two companies will create significant added value for our customers, bringing new technologies to healthcare professionals worldwide. Clinical Systems is a key area of growth for GE Healthcare and expanding our skill base and product offering in this area supports our vision of helping clinicians an d nurses deliver the best possible care to their patients.”

ABOUT GE HEALTHCARE:

GE Healthcare provides transformational medical technologies and services that are shaping a new age of patient care. Our expertise in medical imaging and information technologies, medical diagnostics, patient monitoring systems, performance improvement, drug discovery, and biopharmaceutical manufacturing technologies is helping clinicians around the world re-imagine new ways to predict, diagnose, inform, treat and monitor disease, so patients can live their lives to the fullest.

GE Healthcare's broad range of products and services enable healthcare providers to better diagnose and treat cancer, heart disease, neurological diseases and other conditions earlier. Our vision for the future is to enable a new "early health" model of care focused on earlier diagnosis, pre-symptomatic disease detection and disease prevention. Headquartered in the United Kingdom, GE Healthcare is a $17 billion unit of General Electric Company (NYSE: GE). Worldwide, GE Healthcare employs more than 46,000 people committed to serving healthcare professionals and their patients in more than 100 countries. For more information about GE Healthcare, visit our website at www.gehealthcare.com.

ABOUT VITAL SIGNS INC.

Vital Signs, Inc. and its subsidiaries design, manufacture, and market primarily single-patient-use medical products for the anesthesia and respiratory/critical care markets. Vital Signs also provides devices and services for the diagnosis and treatment of obstructive sleep apnea. Vital Signs is ISO 13485 certified and has CE Mark approval for its products. In 2007, Forbes Magazine named Vital Signs, Inc. as one of the "200 Best Small Companies in America" based on financial criteria.

PRESS CONTACTS

Conor McKechnie
44 1494 498276
44 771 751 7028 (mobile)
Conor.mckechnie@ge.com

Brian McKaig
+1 414 721 2407
+1 414 477 6522 (mobile)
brian.mckaig@ge.com

Doug Wall
+1 973 790 1330
DouglasWall@vitalsigns.com